CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)(3)
Ordinary shares of U.S.$1.66 each	1,303,139,404	$131,226

(1)	In United States dollars or the equivalent thereof in British pounds sterling.
(2)	The registration fee is being paid in accordance with Rule 457(r) of the Securities Act of 1933, as amended. Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) and based on upon the average high and low prices on the London Stock Exchange’s Main Market on January 29, 2016.
(3)	All of such fee was previously paid in connection with the 26,078,410 of unsold ordinary shares under the Registration Statement on Form S-3ASR (File No. 333-186338) initially filed on January 31, 2013 by the registrant (U.S.$172,217 in fees paid, U.S.$140,348 remaining unused). Accordingly, pursuant to Rule 457(p) of the General Rules and Regulations under the Securities Act of 1933, as amended, U.S.$131,226 is being offset against the total registration fee due.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-209311

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 1, 2016)

26,900,000 shares

Carnival plc

Ordinary Shares

On February 1, 2016, Carnival Investments Limited, a wholly owned subsidiary of Carnival Corporation, Carnival Corporation and Carnival plc entered into a Selling Agreement with Merrill Lynch International, relating to the offering of up to 26,900,000 ordinary shares of Carnival plc, offered by this prospectus. In accordance with the terms of the selling agreement, Carnival Investments Limited and Carnival Corporation may offer and sell our ordinary shares from time to time. Sales of the shares, if any, will be made on the London Stock Exchange’s Main Market (the “LSE”) and Multilateral Trading Facilities, as such term is defined in the UK’s Financial Services and Markets Act 2000 (an “MTF”) that are authorized to operate as an MTF by the UK’s Financial Services Authority (the “FSA”) and entered into the FSA’s register as so authorized, by means of ordinary trading transactions. See “Plan of Distribution.”

Our ordinary shares are admitted to the Official List of the UK Listing Authority and admitted to trading on the LSE under the symbol “CCL.” The last reported sale price of our ordinary shares on the LSE on January 29, 2016, was 34.80 pounds per share (or $49.57 per share based on an exchange rate of $1.42 to one pound).

Subject to the terms and conditions of the selling agreement, Merrill Lynch International will use its commercially reasonable efforts to sell, as agent on behalf of each of Carnival Investments Limited and Carnival Corporation, any ordinary shares to be offered under the selling agreement. For Merrill Lynch International’s services in connection with the sale, as agent on behalf of each of Carnival Investments Limited and Carnival Corporation, of ordinary shares that may be offered hereby and for Merrill Lynch, Pierce, Fenner & Smith Incorporated’s services in connection with the purchase of Carnival Corporation common stock, Merrill Lynch International will receive an aggregate fee that will not exceed 2.0% of the gross sales price per share for any ordinary shares sold through it as agent on behalf of each of Carnival Investments Limited and Carnival Corporation. See “Plan of Distribution.”

Investing in our ordinary shares involves risks. See the “Risk Factors” on page S-3 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as the “Risk Factors” section in the Carnival Corporation and Carnival plc joint Annual Report on Form 10-K for the year ended November 30, 2015 for important factors you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 1, 2016.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS	ii
WHERE YOU CAN FIND MORE INFORMATION	iii
INCORPORATION BY REFERENCE	iv
OUR COMPANIES	1
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	6
DESCRIPTION OF SHARE CAPITAL	7
PLAN OF DISTRIBUTION	21
LEGAL MATTERS	22
EXPERTS	22

ABOUT THIS PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of ordinary shares. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. Generally, the term “prospectus” refers to both parts combined, including information that is incorporated by reference into this prospectus supplement and the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you. No person is authorized to provide you with different or additional information or to offer our ordinary shares in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the date of the report incorporated by reference, as the case may be.

Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “we,” “us,” “our” and “Carnival plc” are to Carnival plc, including its subsidiaries. References to “Carnival Corporation” are to Carnival Corporation including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References to “Carnival Corporation & plc” are to both Carnival Corporation and Carnival plc collectively, following the establishment of the dual listed company arrangement. For more information about the dual listed company arrangement, please see “The Companies.”

THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO BUY OR SELL OR A SOLICITATION OF AN OFFER TO BUY OR SELL SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT BE AVAILABLE IN ANY PLACE OR TO ANY PERSON EXCEPT IN COMPLIANCE WITH ALL APPLICABLE LAWS AND REGULATIONS AND IN CIRCUMSTANCES IN WHICH NO OBLIGATION IS IMPOSED ON CARNIVAL PLC OR MERRILL LYNCH INTERNATIONAL. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS REFERRED TO HEREIN AND THEREIN DO NOT CONSTITUTE, AND MAY NOT BE USED IN CONNECTION WITH, AN OFFER OR SOLICITATION IN ANY PLACE WHERE OFFERS OR SOLICITATIONS ARE NOT PERMITTED BY LAW. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

S-ii

INCORPORATION BY REFERENCE

Carnival plc (File number 1-15136) is incorporating by reference into this prospectus supplement the following documents or portions of documents filed with the SEC:

•	Carnival Corporation’s and Carnival plc’s joint Annual Report on Form 10-K as filed on January 29, 2016, for the year ended November 30, 2015;

•	The information responsive to Part III of Carnival Corporation’s and Carnival plc’s joint Annual Report on Form 10-K as filed on January 29, 2015, for the year ended November 30, 2014 (the “2014 Annual Report”), provided in Carnival Corporation’s and Carnival plc’s Proxy Statement on Schedule 14A filed on March 5, 2015 and incorporated by reference into the 2014 Annual Report;

•	The description of our ordinary shares set forth in the Registration Statement on Form 20-F/A of P&O Princess Cruises plc filed on October 19, 2000; and

•	All other documents filed by Carnival Corporation and Carnival plc pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering.

You should rely only on the information contained in this document or the accompanying prospectus or that information to which this prospectus supplement or the accompanying prospectus have referred you. Carnival Corporation and Carnival plc have not authorized anyone to provide you with any additional information.

Any statement contained in this prospectus supplement or the accompanying prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

The documents incorporated by reference into this prospectus supplement or the accompanying prospectus are available from Carnival Corporation and Carnival plc upon request. Carnival Corporation and Carnival plc will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement or the accompanying prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus supplement or the accompanying prospectus are not themselves specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

CARNIVAL CORPORATION

CARNIVAL PLC

3655 N.W. 87TH AVENUE

MIAMI, FLORIDA 33178-2428

ATTENTION: COMPANY SECRETARY

TELEPHONE: (305) 599-2600, EXT. 18018

Except as provided above, no other information, including information on the web site of Carnival Corporation or Carnival plc, is incorporated by reference into this prospectus supplement or the accompanying prospectus.

S-iii

THE COMPANIES

Carnival Corporation & plc

Carnival Corporation & plc is the largest leisure travel company in the world, and among the most profitable and financially strong with a market capitalization of over $38 billion at January 22, 2016. Carnival Corporation & plc is also the largest cruise company, having carried 47% of global cruise guests, and a leading provider of vacations to all major cruise destinations throughout the world. Carnival Corporation & plc operates 99 cruise ships within a portfolio of ten leading global, regional and national cruise brands that sell tailored cruise products, services and vacation experiences in all the world’s most important vacation geographic areas. Carnival Corporation & plc believes having global and regional brands that are serving multiple countries and national brands that are tailored to serve individual countries provides it with a unique advantage to compete within the entire travel and leisure market for consumers’ discretionary vacation spending.

On April 17, 2003, Carnival Corporation and Carnival plc completed a dual listed company (“DLC”) transaction, which implemented Carnival Corporation & plc’s DLC arrangement. Carnival Corporation and Carnival plc are both public companies, with separate stock exchange listings and their own shareholders. The two companies operate as if they are a single economic enterprise, with a single executive management team and identical boards of directors, but each has retained its separate legal identity.

Carnival plc

Carnival plc was incorporated and registered in England and Wales as P&O Princess Cruises plc in July 2000 and was renamed “Carnival plc” on April 17, 2003, the date on which the DLC arrangement with Carnival Corporation closed. Our ordinary shares are admitted to the Official List of the UK Listing Authority and admitted to trading on the LSE, and our American Depositary Shares, or ADSs, are listed on the NYSE. Our ordinary shares trade under the ticker symbol “CCL” on the LSE. Our ADSs trade under the ticker symbol “CUK” on the NYSE. Our principal executive offices are located at Carnival House, 100 Harbour Parade, Southampton SO15 1ST, United Kingdom. The telephone number of our principal executive offices is 011 44 23 8065 5000.

THE OFFERING

Issuer	Carnival plc

Ordinary shares offered	Up to 26,900,000 ordinary shares, nominal value $1.66 per share.

Use of proceeds	We intend to use the net proceeds from this offering to purchase shares of Carnival Corporation common stock and we may use the remaining net proceeds, if any, for general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any company free writing prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

London Stock Exchange symbol	CCL

Registrar	Equiniti Limited

RISK FACTORS

Investing in our ordinary shares involves a number of risks. You should carefully consider the risk factors set forth under “Risk Factors” in the accompanying prospectus and the risk factors that are incorporated into this prospectus supplement by reference to the section entitled “Item 1A. Risk Factors” in the 2015 Form 10-K. See “Incorporation by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus. Some statements in the Risk Factors section of the 2015 Form 10-K or included elsewhere in this prospectus supplement and the accompanying prospectus are “forward-looking statements.” For a discussion of those statements and of other factors for investors to consider, see “Forward-Looking Information” in the accompanying prospectus and “Cautionary Note Concerning Factors that may Affect Future Results” in the 2015 Form 10-K and the subsequent Form 10-Qs.

USE OF PROCEEDS

We intend to use the net proceeds from this offering to purchase shares of Carnival Corporation common stock on at least an equivalent basis. We may use the remaining net proceeds, if any, from this offering for general corporate purposes.

Carnival Corporation and Carnival plc will derive an economic benefit from these transactions since transactions will only be effected when shares of Carnival Corporation common stock are trading at a discount to Carnival plc ordinary shares.

DESCRIPTION OF SHARE CAPITAL

For a description of our ordinary shares, please see “Description of Share Capital” in the accompanying prospectus.

PLAN OF DISTRIBUTION

On February 1, 2016, Carnival Investments Limited, a wholly owned subsidiary of Carnival Corporation, Carnival Corporation and Carnival plc entered into a Selling Agreement with Merrill Lynch International, relating to the offering of up to 26,900,000 ordinary shares of Carnival plc, offered by this prospectus. In accordance with the terms of the selling agreement, Carnival Investments Limited and Carnival Corporation may offer and sell our ordinary shares from time to time through Merrill Lynch International, as agent on behalf of each of Carnival Investments Limited and Carnival Corporation. Sales of the shares, if any, will be made on the LSE and MTFs. Merrill Lynch International will not engage in any transactions that stabilize Carnival plc’s ordinary shares.

Merrill Lynch International will, as agent on behalf of each of Carnival Investments Limited and Carnival Corporation, offer Carnival plc ordinary shares subject to the terms and conditions of the selling agreement on a daily basis or as otherwise agreed upon by us and Merrill Lynch International. Carnival Investments Limited and Carnival Corporation will designate the maximum amount of ordinary shares to be sold through Merrill Lynch International, as agent on behalf of each of Carnival Investments Limited and Carnival Corporation, on a daily basis or otherwise determine such maximum amount together with Merrill Lynch International. Subject to the terms and conditions of the selling agreement, Merrill Lynch International will use its commercially reasonable efforts to sell, as agent on behalf of each of Carnival Investments Limited and Carnival Corporation, all of our ordinary shares so designated or determined. Carnival Investments Limited and Carnival Corporation may instruct Merrill Lynch International not to sell, as agent on each of their behalf, ordinary shares if the sales cannot be effected at or above the price designated by it in any such instruction. The Carnival plc ordinary shares sold in this offering may be sold through Merrill Lynch International, acting as agent on behalf of each of Carnival Investments Limited and Carnival Corporation, at a purchase price equal to the price at which Merrill Lynch International will have agreed to sell, as agent on behalf of each of Carnival Investments Limited and Carnival Corporation, such shares to third parties. Carnival Investments Limited, Carnival Corporation or Merrill Lynch International may suspend the offering of ordinary shares being made through Merrill Lynch International as agent under the selling agreement upon proper notice to the other party.

Settlement for sales of ordinary shares will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the proceeds to us net of compensation paid to Merrill Lynch International. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report daily via the Regulatory News Service of the LSE the number of ordinary shares sold through Merrill Lynch International as agent under the selling agreement, as well as the average, high and low prices of those shares. We will also report at least quarterly the number of ordinary shares sold through Merrill Lynch International under the selling agreement, the net proceeds and the compensation paid to Merrill Lynch International in connection with the sales of ordinary shares.

In connection with the sale of our ordinary shares, Merrill Lynch International may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Merrill Lynch International may be deemed to be underwriting commissions or discounts. We have agreed in the selling agreement to provide indemnification and contribution to Merrill Lynch International against certain civil liabilities, including liabilities under the Securities Act.

Merrill Lynch, Pierce, Fenner & Smith Incorporated will also assist Carnival Corporation in connection with the purchase of shares of Carnival Corporation common stock described under “Use of Proceeds.”

For Merrill Lynch International’s services in connection with the sale of ordinary shares that may be offered hereby as agent on behalf of each of Carnival Investments Limited and Carnival Corporation and for Merrill Lynch, Pierce, Fenner & Smith Incorporated’s services in connection with the purchase of shares of Carnival

Corporation common stock, Merrill Lynch International will receive from us an aggregate fee that will not exceed 2.0% of the gross sales price per share for any ordinary shares sold through Merrill Lynch International as agent on behalf of each of Carnival Investments Limited and Carnival Corporation. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such ordinary shares.

Merrill Lynch International and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Merrill Lynch International and its affiliates have provided, and may in the future provide, a variety of these services to Carnival Corporation and/or Carnival plc and to persons and entities with relationships with Carnival Corporation and/or us, for which they received or will receive customary fees and expenses. Affiliates of Merrill Lynch International are lenders under our bank credit facilities and routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially our ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of our ordinary shares offered hereby.

In addition, Arnold W. Donald, our Chief Executive Officer, is a member of the board of directors of Bank of America Corporation, the parent company of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch International.

In the ordinary course of their various business activities, Merrill Lynch International and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of Carnival Corporation and/or us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with Carnival Corporation and/or us. Merrill Lynch International and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

If Merrill Lynch International or we have reason to believe that the requirements for the exception set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, that party will promptly notify the other and sales of ordinary shares under the selling agreement will be suspended until that or other exceptions or exemptive provisions have been satisfied in the judgment of Merrill Lynch International and us.

The offering of ordinary shares pursuant to the selling agreement will terminate upon the earlier of (1) the sale of 26,900,000 ordinary shares and (2) the termination of the selling agreement, pursuant to its terms, by either Merrill Lynch International or us.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to Merrill Lynch International under the selling agreement, will be approximately $178,000.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP has acted as special U.S. counsel in connection with this offering. The validity of our ordinary shares and certain other matters with respect to the laws of England and Wales have been passed upon for Carnival plc by Freshfields Bruckhaus Deringer LLP. Merrill Lynch International has been represented by Sidley Austin LLP.

Paul, Weiss, Rifkind, Wharton & Garrison LLP also serves as counsel to Micky Arison, who is the chairman of Carnival Corporation and Carnival plc, and other Arison family members and trusts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the joint Annual Report on Form 10-K of Carnival Corporation & plc for the year ended November 30, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

CARNIVAL PLC

ORDINARY SHARES

We, Carnival Corporation or Carnival Investments Limited, a wholly-owned subsidiary of Carnival Corporation, may from time to time offer and sell ordinary shares of Carnival plc in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering.

Each time securities are offered for sale, we will provide a prospectus supplement containing more information about the particular offering together with this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities without a prospectus supplement.

Our ordinary shares are admitted to the Official List of the UK Listing Authority and admitted to trading on the London Stock Exchange (the “LSE”) under the symbol “CCL”. The last reported sale price of our ordinary shares on the LSE on January 29, 2016, was 34.80 pounds per share (or $49.57 per share based on an exchange rate of $1.42 to one pound).

You should read this prospectus carefully before you invest.

Investing in our ordinary shares involves risks. Before buying any of our ordinary shares, you should read the discussion of material risks of investing in our ordinary shares in “Risk Factors” beginning on page 2 of this prospectus and in the documents incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We, Carnival Corporation or Carnival Investments Limited, may sell these ordinary shares on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of ordinary shares. If any agents, dealers or underwriters are involved in the sale of any ordinary shares, the applicable prospectus supplement will set forth any applicable commissions or discounts.

The date of this prospectus is February 1, 2016.

i

ABOUT THIS PROSPECTUS

Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “we,” “us,” “our” and “Carnival plc” are to Carnival plc, including its subsidiaries. References to “Carnival Corporation” are to Carnival Corporation including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References to “Carnival Corporation & plc” are to both Carnival Corporation and Carnival plc collectively, following the establishment of the dual listed company arrangement. For more information about the dual listed company arrangement, please see “The Companies.”

This prospectus is part of a “shelf” registration statement that Carnival plc has filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we, Carnival Corporation or Carnival Investments Limited may sell, at any time and from time to time, in one or more offerings, Carnival plc ordinary shares. The exhibits to the registration statement contain the full text of certain contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered hereby, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the ordinary shares we may offer. Each time we sell ordinary shares, we will provide a prospectus supplement that contains specific information about the terms of those ordinary shares. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY OR SELL OR A SOLICITATION OF AN OFFER TO BUY OR SELL ORDINARY SHARES. THIS PROSPECTUS SHALL NOT BE AVAILABLE IN ANY PLACE OR TO ANY PERSON EXCEPT IN COMPLIANCE WITH ALL APPLICABLE LAWS AND REGULATIONS AND IN CIRCUMSTANCES IN WHICH NO OBLIGATION IS IMPOSED ON CARNIVAL PLC. THIS PROSPECTUS AND THE DOCUMENTS REFERRED TO HEREIN DO NOT CONSTITUTE, AND MAY NOT BE USED IN CONNECTION WITH, AN OFFER OR SOLICITATION IN ANY PLACE WHERE OFFERS OR SOLICITATIONS ARE NOT PERMITTED BY LAW. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any document filed by each of Carnival Corporation and Carnival plc with the SEC at the SEC’s Public Reference Room, 100 F. Street, N.E., Washington D.C. 20549. Carnival Corporation and Carnival plc file combined reports, proxy and information statements and other information with the SEC. Copies of such information filed with the SEC may be obtained at prescribed rates from the Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Carnival Corporation and Carnival plc, that file electronically with the SEC. Materials that Carnival Corporation and Carnival plc have filed may also be inspected at the library of the New York Stock Exchange (the “NYSE”), 20 Broad Street, New York, New York 10005.

The periodic reports of Carnival Corporation and Carnival plc under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) contain the consolidated financial statements of Carnival Corporation & plc.

You should only rely on the information contained in this prospectus and incorporated by reference in it.

INCORPORATION BY REFERENCE

Carnival plc (File number 1-15136) is incorporating by reference into this prospectus the following documents or portions of documents filed with the SEC:

•	Carnival Corporation’s and Carnival plc’s joint Annual Report on Form 10-K as filed on January 29, 2016, for the year ended November 30, 2015;

•	The information responsive to Part III of Carnival Corporation’s and Carnival plc’s joint Annual Report on Form 10-K as filed on January 29, 2015, for the year ended November 30, 2014 (the “2014 Annual Report”), provided in Carnival Corporation’s and Carnival plc’s Proxy Statement on Schedule 14A filed on March 5, 2015 and incorporated by reference into the 2014 Annual Report;

•	The description of our ordinary shares set forth in the Registration Statement on Form 20-F/A of P&O Princess Cruises plc filed on October 19, 2000; and

•	All other documents filed by Carnival Corporation and Carnival plc pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering.

You should rely only on the information contained in this document or that information to which this prospectus has referred you. Carnival Corporation and Carnival plc have not authorized anyone to provide you with any additional information.

Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from Carnival Corporation and Carnival plc upon request. Carnival Corporation and Carnival plc will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

CARNIVAL CORPORATION

CARNIVAL PLC

3655 N.W. 87TH AVENUE

MIAMI, FLORIDA 33178-2428

ATTENTION: COMPANY SECRETARY

TELEPHONE: (305) 599-2600, EXT. 18018

Except as provided above, no other information, including information on the web site of Carnival Corporation or Carnival plc, is incorporated by reference into this prospectus.

THE COMPANIES

Carnival Corporation & plc

Carnival Corporation & plc is the largest leisure travel company in the world, and among the most profitable and financially strong with a market capitalization of over $38 billion at January 22, 2016. Carnival Corporation & plc is also the largest cruise company, having carried 47% of global cruise guests, and a leading provider of vacations to all major cruise destinations throughout the world. Carnival Corporation & plc operates 99 cruise ships within a portfolio of ten leading global, regional and national cruise brands that sell tailored cruise products, services and vacation experiences in all the world’s most important vacation geographic areas. Carnival Corporation & plc believes having global and regional brands that are serving multiple countries and national brands that are tailored to serve individual countries provides it with a unique advantage to compete within the entire travel and leisure market for consumers’ discretionary vacation spending.

On April 17, 2003, Carnival Corporation and Carnival plc completed a dual listed company (“DLC”) transaction, which implemented Carnival Corporation & plc’s DLC arrangement. Carnival Corporation and Carnival plc are both public companies, with separate stock exchange listings and their own shareholders. The two companies operate as if they are a single economic enterprise, with a single executive management team and identical boards of directors, but each has retained its separate legal identity.

Carnival plc

Carnival plc was incorporated and registered in England and Wales as P&O Princess Cruises plc in July 2000 and was renamed “Carnival plc” on April 17, 2003, the date on which the DLC arrangement with Carnival Corporation closed. Our ordinary shares are admitted to the Official List of the UK Listing Authority and admitted to trading on the LSE, and our American Depositary Shares, or ADSs, are listed on the NYSE. Our ordinary shares trade under the ticker symbol “CCL” on the LSE. Our ADSs trade under the ticker symbol “CUK” on the NYSE. Our principal executive offices are located at Carnival House, 100 Harbour Parade, Southampton SO15 1ST, United Kingdom. The telephone number of our principal executive offices is 011 44 23 8065 5000.

RISK FACTORS

An investment in the ordinary shares offered by this prospectus involves a number of risks. You should carefully consider the following information about these risks, together with the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in the joint Annual Report on Form 10-K for the year ended November 30, 2015, which are incorporated by reference into this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

Risk Factors Related to Our Ordinary Shares

The price of our ordinary shares may fluctuate significantly, and holders could lose all or part of their investment.

Volatility in the market price of our ordinary shares may prevent holders from being able to sell their shares at or above the price they paid for their shares. The market price of our ordinary shares could fluctuate significantly for various reasons which include, among others:

•	Carnival Corporation & plc’s quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to Carnival Corporation & plc’s press releases, Carnival Corporation & plc’s other public announcements and Carnival Corporation & plc’s filings with the SEC and our filings with the UK Listing Authority;

•	Carnival Corporation & plc’s earnings or recommendations by research analysts who track our ordinary shares or Carnival Corporation common stock or the stock of other cruise companies;

•	Carnival Corporation & plc’s ability to pay a cash dividend on our ordinary shares and the amount of such dividend;

•	incidents, such as ship incidents, security incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and the related adverse publicity affecting Carnival Corporation & plc’s reputation and the health, safety, security and satisfaction of guests and crew;

•	economic conditions and adverse world events affecting the safety and security of travel, such as civilian unrest, armed conflicts and terrorist attacks;

•	changes in and compliance with laws and regulations relating to environment, health, safety, security, tax and anti-corruption under which we operate; and

•	the other factors described herein and under the caption “Risk Factors” in the joint Annual Report on Form 10–K for the year ended November 30, 2015 and under the caption “Forward-Looking Statements” beginning on page 4 of this prospectus.

In addition, in the past the U.S., European and other stock markets experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes sometimes occurred without regard to the operating performance of these companies. The price of our ordinary shares could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

Future sales of shares of our ordinary shares could depress our share price.

Sales of a substantial number of our ordinary shares, or the perception that a large number of such shares will be sold, could depress the market price of our ordinary shares.

Future sales of shares of Carnival Corporation common stock could depress our share price.

Due to the DLC arrangement, it is possible that sales of a substantial number of shares of Carnival Corporation common stock, or the perception that a large number of such shares will be sold, could depress the market price of our ordinary shares.

As of January 22, 2016, approximately 158,352,279 outstanding shares of Carnival Corporation common stock are restricted pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) (excluding restricted stock awards, restricted stock units, performance-based awards, market-based awards and options), and holders of 27% of the outstanding shares of Carnival Corporation common stock (excluding restricted stock awards, restricted stock units, performance-based awards, market-based awards and options) have rights, subject to some conditions, to require Carnival Corporation to file registration statements covering their shares or to include such shares in registration statements that Carnival Corporation may file for itself or other stockholders. By exercising their registration rights and selling a large number of shares, these stockholders could cause the price of Carnival Corporation common stock to decline and, subsequently, cause the price of our ordinary shares to decline.

FORWARD-LOOKING STATEMENTS

Some of the statements, estimates or projections contained in this prospectus or incorporated by reference into this prospectus are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation, Carnival plc and Carnival Corporation & plc, including some statements concerning the transactions described in this prospectus, future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact, among other things, the forecasting of Carnival Corporation & plc’s adjusted earnings per share; net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; net cruise costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill, ship and trademark fair values and outlook. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this prospectus. This section contains important cautionary statements of the known factors that we consider could materially affect the accuracy of Carnival Corporation & plc’s forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•	incidents, such as ship incidents, security incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and the related adverse publicity affecting our reputation and the health, safety, security and satisfaction of guests and crew;

•	economic conditions and adverse world events affecting the safety and security of travel, such as civil unrest, armed conflicts and terrorist attacks;

•	changes in and compliance with laws and regulations relating to environment, health, safety, security, tax and anti-corruption under which we operate;

•	disruptions and other damages to our information technology and other networks and operations, and breaches in data security;

•	ability to recruit, develop and retain qualified personnel;

•	increases in fuel prices;

•	fluctuations in foreign currency exchange rates;

•	misallocation of capital among Carnival Corporation & plc’s ship, joint venture and other strategic investments;

•	future operating cash flow may not be sufficient to fund future obligations and Carnival Corporation & plc may be unable to obtain financing;

•	deterioration of Carnival Corporation & plc’s cruise brand’s strengths and Carnival Corporation & plc’s inability to implement its strategies;

•	continuing financial viability of Carnival Corporation & plc’s travel agent distribution system, air service providers and other key vendors in its supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors;

•	inability to implement Carnival Corporation & plc’s shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with its expectations and increases to its repairs and maintenance expenses and refurbishment costs as its fleet ages;

•	failure to keep pace with developments in technology;

•	geographic regions in which Carnival Corporation & plc tries to expand its business may be slow to develop and ultimately not develop how it expects and its international operations are subject to additional risks not generally applicable to its U.S. operations;

•	competition from and overcapacity in the cruise ship and land-based vacation industry;

•	economic, market and political factors that are beyond Carnival Corporation & plc’s control, which could increase its operating, financing and other costs;

•	litigation, enforcement actions, fines or penalties;

•	lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with Carnival Corporation & plc’s expectations;

•	union disputes and other employee relationship issues;

•	decisions to self-insure against various risks or the inability to obtain insurance for certain risks at reasonable rates;

•	reliance on third-party providers of various services integral to the operations of Carnival Corporation & plc’s business;

•	business activities that involve Carnival Corporation & plc’s co-investment with third parties;

•	disruptions in the global financial markets or other events that may negatively affect the ability of Carnival Corporation & plc’s counterparties and others to perform their obligations to them;

•	our shareholders may be subject to the uncertainties of a foreign legal system since Carnival Corporation and Carnival plc are not U.S. corporations;

•	a small group of shareholders may be able to effectively control the outcome of shareholder voting;

•	provisions in Carnival Corporation’s and Carnival plc’s constitutional documents may prevent or discourage takeovers and business combinations that our shareholders might consider to be in their best interests; and

•	the DLC arrangement involves risks not associated with the more common ways of combining the operations of two companies.

These risks and other risks are detailed in the section entitled “Risk Factors” and in the SEC reports of Carnival Corporation and Carnival plc. That section and those reports contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Carnival Corporation & plc’s forward-looking statements and/or adversely affect Carnival Corporation & plc’s business, results of operations and financial position. Such statements and factors are incorporated in this prospectus by reference.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this prospectus, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplements, we will use the net proceeds from the sale of our ordinary shares for general corporate purposes which may include, among other things, debt repayment, working capital and capital expenditure.

DESCRIPTION OF SHARE CAPITAL

General

In this Description of Share Capital, references to “we,” “us,” the “Company” and “our” are to Carnival plc. The following is a description of the material terms of our ordinary shares. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our Articles of Association, or articles, and the other agreements specifically referenced in this section.

Pursuant to a resolution of its shareholders dated April 15, 2009 and in accordance with the Companies Act 2006, the Company ceased to have an authorized share capital with effect from October 1, 2009.

Our share capital is divided into subscriber shares of £1.00 each, redeemable preference shares of £1.00 each, a special voting share of £1.00, an equalization share of £1.00 and ordinary shares of U.S.$1.66 each.

As of January 20, 2016, the issued share capital of the Company was 216,052,515 ordinary shares of U.S.$1.66, the two subscriber shares and the special voting share. The equalization share is not in issue and no redeemable preference shares are in issue.

The special voting share was issued in connection with the DLC arrangement, which was completed on April 17, 2003. See “—Special Voting Share” and “—Equalization Share.” Our ordinary shares are listed on the LSE and trade under the ticker symbol “CCL.” Our ADSs trade under the ticker symbol “CUK” on the NYSE.

Ordinary Shares

Voting Rights

At any meeting of shareholders, all matters, except as otherwise expressly provided by English law and our articles, are decided by a simple majority of the votes cast by all shareholders entitled to vote, including, where applicable, the trustee of the P&O Princess Special Voting Trust, as described below, who are present in person or by proxy at such meeting. In connection with the DLC arrangement, special voting arrangements were implemented so that our shareholders and Carnival Corporation’s shareholders vote together as a single decision-making body on all actions submitted to a shareholder vote other than matters designated as “class rights actions” or resolutions on procedural or technical matters.

These are called JOINT ELECTORATE ACTIONS and include:

•	the appointment, removal or re-election of any director of us, Carnival Corporation or both;

•	if required by law or regulation, the receipt or adoption of the financial statements of us or Carnival Corporation or the combined annual accounts of both companies;

•	the appointment or removal of the auditors of either company;

•	a change of name by Carnival Corporation or us, or both; or

•	the implementation of a mandatory exchange based on a change in tax laws, rules or regulations.

The relative voting rights of our shares and shares of Carnival Corporation common stock are determined by the equalization ratio. Based on the equalization ratio of 1:1, each of our shares has the same voting rights as one share of Carnival Corporation common stock on joint electorate actions.

A change in the equalization ratio resulting from a share reorganization or otherwise would only affect voting rights on a per share basis. In the aggregate, such a change would not affect the relative weighting between our shareholders and the shareholders of Carnival Corporation.

In the case of class rights actions, the company wishing to carry out the class rights action would require the prior approval of shareholders of both companies, each voting separately as a class. If shareholders of either company do not approve the action, it generally will fail.

CLASS RIGHTS ACTIONS include:

•	the voluntary liquidation, dissolution or winding up, or equivalent, of either company for which shareholder approval is required, other than as part of a voluntary liquidation, dissolution or winding up, or equivalent, of both companies at or about the same time provided that such liquidation is not for the purpose of reconstituting all or a substantial part of the business of the two companies in one or more successor entities;

•	the sale, lease, exchange or other disposition of all or substantially all of the assets of either company other than a bona fide commercial transaction for valid business purposes and at fair market value and not as part of a proposal the primary purpose of which is to collapse or unify the DLC arrangement;

•	any adjustment to the equalization ratio, other than in accordance with the Equalization and Governance Agreement entered into by us and Carnival Corporation on April 17, 2003;

•	any amendment, removal or alteration of any of the provisions of our articles and Carnival Corporation’s articles and by-laws which entrench specified core provisions of the DLC arrangement;

•	any amendment or termination of the principal agreements under which the DLC arrangement is implemented, except where otherwise specifically provided in the relevant agreement; and

•	anything that the boards of both companies agree should be approved as a class rights action.

No resolution to approve a class rights action or joint electorate action will be approved unless a parallel Carnival Corporation shareholders’ meeting is held to vote on any equivalent resolution.

No resolution will be approved as a joint electorate action unless one third of the total votes capable of being cast by (i) the holders of our ordinary shares and (ii) the holder of the Carnival plc special voting share (assuming all holders of outstanding shares of Carnival Corporation common stock vote at the parallel Carnival Corporation meeting) are cast on the resolution proposing such joint electorate action.

Our board and the Carnival Corporation board may:

•	decide to seek approval from shareholders for any matter that would not otherwise require such approval;

•	require any joint electorate action to instead be approved as a class rights action; or

•	specify a higher majority vote than the majority that would otherwise be required by applicable laws and regulations.

Equalization Ratio

The Equalization and Governance Agreement, which was executed on April 17, 2003 by us and Carnival Corporation in connection with the DLC arrangement, governs the equalization ratio, which reflects the relative economic and voting interests represented by an individual share of common equity in each company. As of June 1, 2003, the “equalization ratio” between our ordinary shares and Carnival Corporation common stock was 1:1, so one of our ordinary shares is entitled to the same economic and voting interests in Carnival Corporation & plc as one share of Carnival Corporation common stock.

In order to effect the relative rights of Carnival plc shares and Carnival Corporation shares under the DLC arrangement, we and Carnival Corporation agreed in the Equalization and Governance Agreement that Carnival Corporation & plc would be operated under the following DLC equalization principles:

•	the equalization ratio will effectively govern the proportion in which distributions of income and capital are made to the holders of our shares relative to the holders of shares of Carnival Corporation common stock, and vice versa, and the relative voting rights of the holders of our shares and the holders of shares of Carnival Corporation common stock on joint electorate actions;

•	issuances of or transactions affecting our share capital or that of Carnival Corporation will be implemented in a way which will not give rise to a materially different financial effect as between the interests of the holders of our shares and the interests of the holders of shares of Carnival Corporation common stock. If any such issue or transaction involves any of the following:

•	a rights issue of shares at less than market value;

•	an offer of any securities, or a grant of any options, warrants or other rights to subscribe for, purchase or sell any securities, to shareholders by way of rights;

•	non-cash distributions to shareholders and share repurchases involving an offer made to all or substantially all of the shareholders of a company to repurchase their shares at a premium to market value;

•	a consolidation or subdivision of shares; or

•	an issue of shares to shareholders for no consideration or solely by way of capitalization of profits or reserves,

then an automatic adjustment to the equalization ratio will occur, unless our board of directors or Carnival Corporation’s board of directors (as applicable), in their sole discretion, undertake:

•	an offer or action having regard to the then existing equalization ratio; the timing of the offer or action; and any other relevant circumstances, is, in the reasonable opinion of the board of Carnival plc or Carnival Corporation (as applicable), financially equivalent, but not necessarily identical, in respect of the holders of shares of the company not undertaking the relevant action, and does not materially disadvantage either company’s shareholders, which we refer to as a “matching action”; or

•	an alternative to such automatic adjustment that has been approved as such by a class rights action.

Any adjustments to the equalization ratio will be communicated to shareholders through a press release.

Neither our board nor the Carnival Corporation board will be under an obligation to undertake any such matching action or to seek approval of an alternative as a class rights action if any issue or transaction referred to above is not covered by an automatic adjustment to the equalization ratio, and no automatic adjustment to the equalization ratio will then occur, but our board or the Carnival Corporation board (as applicable) will have the right (in their sole discretion), but not the obligation, to undertake a matching action, or to seek approval of an adjustment to the equalization ratio as a class rights action.

No adjustment to the equalization ratio will be required in respect of:

•	issuances of equity securities under scrip dividends or dividend reinvestment schemes at market price;

•	issuances of shares of Carnival Corporation common stock or our shares or securities convertible into, or exercisable or exchangeable for, such shares pursuant to employee share plans;

•	issuances of shares or securities convertible into, or exercisable or exchangeable for, such shares, including for acquisitions, other than by way of rights to all or substantially all shareholders of either company;

•	a buy-back or repurchase of any shares:

•	in the market by means of an offer (1) not open to all or substantially all shareholders of either company or (2) in compliance with Rule 10b-18 under the Exchange Act;

•	at or below market value;

•	by either company pursuant to the provisions in such company’s governing documents; or

•	pro rata to the shareholders of Carnival Corporation & plc at the same effective premium to the market price, taking into account the equalization ratio;

•	matching actions;

•	the issue of an equalization share by either company to the other; and

•	any purchase, cancellation or reduction of disenfranchised shares.

Sources and Payment of Dividends

Under English law, any payment of dividends would be subject to the Companies Act 2006, as amended (the “Act”), and to the provisions of our articles. Under English law, we may pay dividends on our ordinary shares only out of profits available for distribution determined in accordance with the Act, and International Financial Reporting Standards, as adopted by the European Union, which may differ from U.S. GAAP.

There has been no change in the entitlement of quarterly dividends for shareholders of us or Carnival Corporation following the completion of the DLC arrangement. Our shareholders and Carnival Corporation shareholders have rights to income and capital distributions from Carnival Corporation & plc based on the equalization ratio. In order for the companies to pay a dividend or make a distribution, the ratio of dividends and distributions paid per Carnival plc ordinary share to dividends and distributions paid per share of Carnival Corporation common stock must equal the equalization ratio, taking into account the applicable currency exchange rate.

Dividends are equalized according to the equalization ratio, and any balancing transactions between the companies will be determined and made, before deduction of any amounts in respect of the tax required to be deducted or withheld and excluding the amounts of any tax credits or other tax benefits.

If one company has insufficient profits or is otherwise unable to pay a dividend, we and Carnival Corporation will, as far as practicable, enter into such balancing transactions as are necessary to enable both companies to pay dividends in accordance with the equalization ratio. This may take the form of a payment from one company to the other or a dividend payment on an equalization share. Dividends received by Carnival Corporation shareholders are consistent with our regular quarterly or special dividends.

Our articles provide that the holders of our ordinary shares be entitled, in accordance with the Equalization and Governance Agreement to receive such dividends as from time to time may be declared by ordinary resolution, except that no dividend shall exceed the amount recommended by our board of directors. In addition, our board of directors may pay interim dividends if it appears to the board that interim dividends are justified by our profits available for distribution.

Liquidation

Under English law, if the directors of a company are able to swear a statutory declaration that the company is solvent, the company can be placed into liquidation (known as members’ voluntary liquidation) by a special resolution of at least 75% of the company’s shareholders (either voting in person at a shareholders’ meeting or by written resolution). The liquidation will commence from the date of the resolution and the shareholders shall choose the identity of the liquidator. If the company is insolvent, or the directors are not willing to swear a statutory declaration of solvency, the company can still be placed into liquidation (creditors’ voluntary liquidation) by a special resolution of at least 75% of the company’s shareholders. However, the directors must then hold a creditors’ meeting within 14 days, at which the creditors can choose to replace any liquidator already appointed by the shareholders.

It should be noted that a company can also be placed into involuntary liquidation by a creditor petitioning to the court for a winding-up order, typically on the basis that the company is unable to pay its debts.

In circumstances where the company was dormant for an extended period of time, the directors might also be able to apply for the company’s dissolution. Any assets of the company on the date of dissolution would belong to the Crown. Notice of the application to dissolve the company would first need to be sent to members and creditors of the company, who could object to the Registrar of Companies.

Pursuant to the Equalization and Governance Agreement, in the event of a voluntary or involuntary liquidation of either us or Carnival Corporation, or both companies, if the hypothetical potential per share liquidation distributions to each company’s shareholders are not equivalent, taking into account the relative value of the two companies’ assets and the indebtedness of each company, to the extent that one company has greater net assets so that any liquidation distribution to its shareholders would not be equivalent on a per share basis, the company with the ability to make a higher net distribution is required to make a payment to the other company to equalize the possible net distribution to shareholders. The requirement to make an equalizing payment is subject to some limitations. First, a reorganization under Chapter 11 of the U.S. Bankruptcy Code or a similar statute would not be considered a “liquidation,” so such a reorganization would not result in equalizing payments. Second, neither company will be required to make the equalizing payment if the payment would result in neither group of shareholders being entitled to any liquidation proceeds. Therefore, if the assets of Carnival Corporation & plc are not sufficient to satisfy all of the creditors of Carnival Corporation & plc, no equalization payment would be required to be made.

In giving effect to the principles regarding a liquidation of us, we may:

•	make a payment to Carnival Corporation in accordance with the provisions of the Equalization and Governance Agreement;

•	issue shares to Carnival Corporation or to holders of Carnival Corporation common stock and make a distribution or return on such shares; or

•	take any other action that the boards of directors of each of us and Carnival Corporation consider appropriate to give effect to such principles.

Any action other than a payment of cash by one company to the other company will require the prior approval of the board of directors of each company.

Appraisal Rights

Under English law, shareholders do not have appraisal rights.

Pre-Emptive Rights

Under English law, a company proposing to allot equity securities must make an offer to each person holding “relevant shares” (being, broadly, shares other than shares carrying limited rights to participate in dividend and capital distributions, and other than those acquired pursuant to employee share schemes) to allot to such person on the same or more favorable terms a proportion of such ordinary shares equal to the proportion held by such person. These requirements can be disapplied in certain circumstances; our articles contain provisions disapplying such rights.

Registrar

The registrar for Carnival plc’s ordinary shares is Equiniti Limited.

Special Voting Share

Reflecting Votes of Carnival Corporation Shareholders at Carnival plc Meetings

As part of the DLC arrangement, we issued a special voting share to Carnival Corporation, and Carnival Corporation transferred such share to the trustee of the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands for the purpose of holding the Carnival plc special voting share. For joint electorate actions, the Carnival plc special voting share carries the number of votes cast at the parallel meeting of Carnival Corporation shareholders, as adjusted by the equalization ratio and rounded to the nearest whole number, and will constitute “yes” votes, “no” votes and abstentions at the Carnival plc meeting in accordance with votes cast at the Carnival Corporation meeting.

For class rights actions, the trustee of the P&O Princess Special Voting Trust, as holder of the Carnival plc special voting share, will only vote if the proposed action has not been approved at Carnival Corporation’s parallel meeting. In that event, the Carnival plc special voting share will represent that number of votes equal to the largest whole percentage that is less than the percentage of the number of votes necessary to defeat the resolution at the Carnival plc meeting if the total number of votes capable of being cast by all outstanding Carnival plc shares, and other Carnival plc shares able to vote, were cast in favor of the resolution. In the case of an ordinary resolution, this will be 49% (the largest whole percentage that is less than the 50% needed to defeat such a resolution). As a result, in the case of a majority vote, the Carnival plc special voting share will represent a number of votes equal to 98% of the votes capable of being cast by all Carnival plc shares excluding the votes represented by the Carnival plc special voting share. In such case, assuming holders of approximately 2% or more of Carnival plc shares do not cast votes on such class rights action, the resolution would fail. If the shareholders of Carnival Corporation approve the proposed action, the Carnival plc special voting share will not represent any votes.

In connection with the DLC arrangement, trust shares of beneficial interest in the P&O Princess Special Voting Trust were transferred to Carnival Corporation. Immediately following this transfer, Carnival Corporation distributed such trust shares by way of dividend to its shareholders of record at the close of business on April 17, 2003. Under the Pairing Agreement entered into by Carnival Corporation, the trustee of the P&O Princess Special Voting Trust and Computershare Investor Services (formerly SunTrust Bank) on April 17, 2003, and Carnival Corporation’s articles of incorporation, the trust shares of beneficial interest in the P&O Princess Special Voting Trust are paired with, and evidenced by, certificates representing shares of Carnival Corporation common stock on a one-for-one basis.

Carnival Corporation shares trade in units consisting of one share of Carnival Corporation common stock and one trust share of beneficial interest in the P&O Princess Special Voting Trust. Each share of Carnival Corporation common stock shall not and cannot be transferred without the corresponding paired trust share. The trust shares of beneficial interest in the P&O Princess Special Voting Trust entitle Carnival Corporation shareholders to receive any distributions made by the P&O Princess Special Voting Trust. As the sole purpose of the P&O Princess Special Voting Trust relates to the holding of the Carnival plc special voting share, it is not expected to make any distributions.

Reflecting Votes of Carnival plc Shareholders at Carnival Corporation Meetings

Carnival Corporation’s articles of incorporation authorize one special voting share. The special voting share is merely a mechanism to give effect to shareholder votes at parallel shareholder meetings on joint electorate actions and class rights actions as described above under “Ordinary Shares—Voting Rights” and quorum provisions as described below under “Certain Provisions of Carnival plc’s Articles of Association—Quorum Requirements.” The special voting share has no rights to income or capital and no voting rights except as described below. Upon completion of the DLC arrangement, Carnival Corporation issued the special voting share to DLC SVC Limited. DLC SVC Limited is a company incorporated in England and Wales whose shares are legally and beneficially owned by The Law Debenture Trust Corporation plc, an independent trustee company incorporated in England and Wales. At all meetings at which a joint electorate action or a class rights action will be considered, the holder of the Carnival Corporation special voting share must be present.

For joint electorate actions, the Carnival Corporation special voting share will represent the number of votes cast at the parallel meeting of Carnival plc shareholders, as adjusted by the equalization ratio and rounded up to the nearest whole number, and will represent “yes” votes, “no” votes and abstentions at our meeting in accordance with votes cast at the Carnival plc meeting.

For class rights actions, DLC SVC Limited, as holder of the Carnival Corporation special voting share, will only vote if the proposed action has not been approved at the parallel Carnival plc meeting. In that event, the Carnival Corporation special voting share will represent that number of votes equal to the largest whole percentage that is less than the percentage of the number of votes necessary to defeat the resolution at our meeting if the total votes capable of being cast by all of our outstanding shares able to vote were cast in favor of the resolution. In most cases, this will be 49%. For a majority vote, 49% is the largest whole percentage that is less than the 50% needed to defeat the resolution. As a result, in the case of a majority vote, the Carnival Corporation special voting share will represent a number of votes equal to 98% of the votes capable of being cast by all shares of Carnival Corporation common stock, excluding the votes represented by the Carnival Corporation special voting share. Therefore, assuming holders of approximately 2% or more of our shares do not cast votes on such class rights action, it will fail. If the Carnival plc shareholders approve the proposed action, the Carnival Corporation special voting share will not represent any votes.

The Carnival Corporation special voting share will not represent any votes on any resolution of a procedural or technical nature, which we refer to in this prospectus as “procedural resolutions.” Procedural resolutions are those that do not adversely affect the shareholders of Carnival plc in any material respect and are put to Carnival Corporation shareholders at a meeting. The Chairman of Carnival Corporation’s board will, in his absolute discretion, determine whether a resolution is a procedural resolution. To the extent that such matters require the approval of Carnival Corporation shareholders, any of the following will be procedural resolutions:

•	that certain people be allowed to attend or be excluded from attending the meeting;

•	that discussion be closed and the question put to the vote, provided no amendments have been raised;

•	that the question under discussion not be put to the vote, where a shareholder feels the original motion should not be put to the meeting at all, if such original motion was brought during the course of that meeting;

•	to proceed with matters in an order other than that set out in the notice of the meeting;

•	to adjourn the debate, for example, to a subsequent meeting; and

•	to adjourn the meeting.

Equalization Share

Our articles authorize one equalization share, which has not been issued. The equalization share, if issued:

•	would have rights to dividends declared and paid by our board of directors as interim dividends;

•	have no rights to receive notice of, attend or vote at any general meeting; and

•	on a winding up or other return of capital, would rank after all other shareholders with respect to repayment of capital.

Subscriber Shares

The two subscriber shares have no rights whatsoever, including without limitation the right to receive notice, attend and vote at a general meeting, the right to receive dividends and the right to receive the payment of capital upon a distribution of assets.

Redeemable Shares

Under our articles, we may issue redeemable preference shares, however no such shares have been issued as at the date of this prospectus. The articles contain certain provisions relating to the rights of the preference shares, which would apply if such shares were issued, including, in summary:

Rank

On a distribution of our assets among our members on a winding up or other return or capital (other than a redemption or purchase by us of our own shares), holders of the redeemable preference shares shall rank behind the holders of our ordinary shares but ahead of the holders of any other classes of shares in relation to the payment of any capital paid up or credited as paid up on each redeemable preference share.

Dividends

Holders of the redeemable preference shares shall be entitled, in priority to the holders of any other class of shares in our share capital, to receive out of our profits available for distribution and resolved under the articles to be distributed in respect of each financial year of our company a fixed cumulative preferential dividend at the rate of 8 per cent per annum on the amount for the time being paid up on each redeemable preference share held by them respectively, save that no such dividends shall accrue in respect of any redeemable preference shares not issued.

Dividends shall accrue on a daily basis and shall be payable annually in arrears on December 31, or if December 31 is not a business day, on the next following business day, in respect of the year ending on that date. Dividends shall be paid to the holders of the issued redeemable preference shares whose names appear on the register at 12 noon on any date selected by the directors up to 42 days before the relevant dividend payment date. Dividends will cease to accrue on any redeemable preference shares on any applicable redemption date.

Redemption

Subject to the Acts, we shall have the right at any time to redeem any redeemable preference shares (provided that they are credited as fully paid) by giving to the registered holder written notice of our intention to do so, which notice shall identify the number of redeemable preference shares to be redeemed, the amount payable on redemption and the applicable redemption date. In addition, subject to the Acts, a holder of the redeemable preference shares will have the right to require us by written notice to redeem all of such holder’s redeemable preference shares (provided that they are credited as fully paid) within three months of delivering such notice. Redeemable preference shares shall be redeemed on or before December 31, 2050, and if, in accordance with the Acts, the redeemable preference shares shall not on such date be capable of being redeemed by us, such redemption shall be effected as soon as possible after the redeemable preference shares have become capable of being redeemed.

Voting Rights

Holders of our redeemable preference shares will not have any voting rights.

Certain Provisions of Carnival plc’s Articles of Association

Quorum Requirements

The presence in person or by proxy at any meeting of at least three members of Carnival plc entitled to vote constitutes a quorum for the transaction of business at such meeting, except as otherwise required by applicable law or regulation, or the articles. For purposes of determining whether a quorum exists at any meeting of shareholders where a joint electorate action or a class rights action is to be considered, one of the members present must be the holder of the Carnival plc special voting share.

Shareholder Proposals

English law does not specifically address the issues of shareholder proposals. A notice of a general meeting of an English public company must be called by 21 days’ notice (in the case of an annual general meeting) or 14 days’ notice (in any other case), unless the shareholders agree to shorter notice. Such notice must state the general nature of the business of the meeting. Broadly, shareholders representing 5% of the voting rights of a company, or 100 shareholders who have a right to vote at a meeting and have paid up an average of £100 of share capital may require by notice to the company the circulation to shareholders of a resolution to be proposed at a meeting. Such notice must be received by the company no later than one week prior to the meeting to which it relates.

Our articles provide that general meetings of shareholders may be called by our board at such times and places as it determines.

Standard of Conduct for Directors

The Act imposes a series of general duties on the directors of a company, including (but not limited to): the duty to promote the success of the company; the duty to exercise reasonable skill, care and diligence; the duty to avoid conflicts of interest and the duty to declare interests in certain transactions or arrangements with the company. Pursuant to the terms of the Act, the board of directors of a public company may authorize certain conflicts of interest if authorized to do so by the company’s articles. Our articles contain such provisions, including enabling conditions to be attached to such authorizations.

Our articles provide that our board of directors is authorized to operate and carry into effect the Equalization and Governance Agreement, the SVE Special Voting Deed, which regulates the manner in which the votes attaching to the Carnival Corporation special voting share and the Carnival plc special voting share are exercised, and the Carnival plc Deed of Guarantee each of which was entered into on April 17, 2003, and, subject to applicable laws and regulations, nothing done in good faith by any director pursuant to such authority and obligations constitutes a breach of the fiduciary duties of such director to us or our shareholders. In particular, the directors:

•	are, in addition to their duties to us, entitled to consider the interests of our shareholders and the Carnival Corporation shareholders as if we and Carnival Corporation were a single entity;

•	are authorized to provide to Carnival Corporation and any officer, employee or agent of Carnival Corporation any information relating to us; and

•	are authorized to enter into, operate and carry into effect the Equalization and Governance Agreement, the SVE Special Voting Deed and the Carnival plc Deed of Guarantee, with full power to enter into, operate and carry into effect any further or other agreements or arrangements with or in connection with Carnival Corporation or the holder of our special voting share; and

•	do all such things as, in the opinion of the directors, are necessary or desirable for the application, implementation, protection, furtherance or maintenance of the dual listed company relationship with Carnival Corporation constituted by or arising out of any agreement or arrangement.

As a result of and following completion of the DLC arrangement, our board of directors and that of Carnival Corporation are identical.

Meetings of Shareholders

If we propose to undertake a joint electorate action or class rights action at a meeting of shareholders, we must immediately give notice to Carnival Corporation of the nature of the joint electorate action or the class rights action we propose to take. Unless such action is proposed to be taken at the annual meeting of shareholders, the board of directors must convene a general meeting for the purpose of considering a resolution to approve the joint electorate action or class rights action. Such meeting will be held as close in time as practicable with the parallel shareholder meeting convened by Carnival Corporation for purposes of considering such joint electorate action or class rights action. If we receive notice from Carnival Corporation that Carnival Corporation proposes to undertake a joint electorate action or a class rights action, our board of directors must convene a meeting of our shareholders as close in time as practicable to the Carnival Corporation meeting and must propose an equivalent resolution as that proposed at the Carnival Corporation meeting. We must cooperate fully with Carnival Corporation in preparing resolutions, explanatory memoranda or any other information or material required in connection with the proposed joint electorate action or class rights action.

Amendment of Governing Instruments

Under English law, the articles of association of a company may be amended by special resolution, requiring the vote of no less than 75% of those present and voting at a meeting (or, in the case of a written resolution, by 75% of the total voting rights of eligible members).

Any amendment to the provisions of our articles which entrench the DLC arrangement requires approval as a class rights action. The entrenched provisions of the articles include (but are not limited to) matters relating to:

•	the special voting share;

•	anti-takeover provisions;

•	dividends and distributions; and

•	liquidation.

All provisions of our articles other than entrenched provisions, except as provided below, may be amended by the shareholders of Carnival Corporation and Carnival plc voting together in a joint electorate action. Amendments to our articles require approval, whether in a class rights action or joint electorate action, of 75% of all votes cast with respect thereto, including votes cast by the Carnival plc special voting share, at a meeting of our shareholders.

Mandatory Exchange

In limited circumstances since the implementation of the DLC arrangement, Carnival plc shares may be subject to a mandatory exchange for Carnival Corporation shares at the then prevailing equalization ratio. A mandatory exchange can occur if there is a change in applicable tax laws, rules or regulations that our board of directors reasonably determines is reasonably likely to have a material adverse effect on Carnival Corporation & plc (considered as a single entity) and the exchange is approved by 66% of the shareholders of Carnival plc and Carnival Corporation as a joint electorate action. A mandatory exchange can also be automatically triggered if there is a change in the applicable non-tax laws, rules or regulations, as a result of which our board of directors reasonably determines that it is reasonably likely that all or a substantial portion of the agreements that give effect to the DLC arrangement are unlawful, illegal or unenforceable, and would not be deemed to be unlawful, illegal or unenforceable if a mandatory exchange was effected. Were either of these changes to occur, Carnival

Corporation would issue additional shares to deliver to our shareholders in accordance with the then prevailing equalization ratio and Carnival Corporation would own 100% of Carnival plc. Carnival Corporation shares are not subject to any mandatory exchange for Carnival plc shares. If such a mandatory exchange is triggered, Carnival Corporation’s articles and by-laws will be automatically amended upon completion of the mandatory exchange, without any further action of Carnival Corporation or its shareholders, to conform to its articles of incorporation and its by-laws prior to the implementation of the DLC arrangement.

Election of Directors

Resolutions relating to the appointment, removal and re-election of directors will be considered as a joint electorate action and voted upon by the shareholders of each company effectively voting together as a single decision-making body. Our articles provide that, unless otherwise determined by an ordinary resolution of the shareholders, the number of directors will be no less than three and no more than 25 (or such lesser maximum as the directors may from time to time resolve). Any change in the minimum number of directors, or an increase in the maximum number of directors, will require an amendment to the articles. No person may be elected or appointed to serve on our board unless that person is also elected to be a member of the Carnival Corporation board. Any of our directors who resign from our board must also resign from the Carnival Corporation board and vice versa.

Removal of Directors

Under English law, a director of a company may be removed with or without cause by ordinary resolution. The affected director is, pursuant to the Act, entitled to be heard at the meeting convened to remove him, and such a resolution may therefore not be passed by written resolution.

Vacancies on the Board of Directors

Our articles provide that vacancies on the board of directors may be filled by (i) the company, or (ii) the board, provided that the appointment does not cause the number of directors to exceed the maximum number of directors permitted by the articles.

Indemnification of Directors and Officers

Article 288 of our articles provides:

“Subject to and in so far as permitted by the Companies Acts, the Company may:

(a) indemnify any director, officer or employee of the Company or of any associated company against any liability pursuant to any qualifying third party indemnity provision or any qualifying pension scheme indemnity provision, or on any other basis as is then lawful, in each case on such terms as the board may decide; and

(b) purchase and maintain for any director, officer or employee of the Company or of any associated company insurance against any liability.

In this article “qualifying third party indemnity provision”, “qualifying pension scheme provision” and “associated company” have the meanings that they have in Part 10 of the 2006 Act.”

Under the Act, a company is not permitted to indemnify a director or officer of the company against any liability in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company. Companies, however, may:

•	purchase and maintain liability insurance for officers and directors; and

•	provide indemnities to director against certain liabilities incurred by him to a third party.

In addition, Carnival Corporation has entered into agreements with each of our directors providing indemnities to the fullest extent permitted by law.

Takeover Restrictions

Takeovers of English public companies are governed by the City Code on Takeovers and Mergers (the “City Code”). Directors of an English public company would, in a takeover context, be bound by their general duties to promote the success of the company for the benefit of its members. If a takeover offer is received by an English public company, the board of directors may choose to recommend that the company’s members accept, or reject, the offer, subject to law, regulation and the provisions of the Acts, including the general duties referred to above.

Our articles contain provisions which would apply to any person, or group of persons acting in concert, that acquires shares in Carnival Corporation & plc which would trigger a mandatory offer under the City Code if applied to Carnival Corporation & plc on a combined basis. Where:

•	a person or group of persons acquired, or acquires voting rights over 30% or more of the combined votes which would be cast on a joint electorate action; or

•	any person or group of persons that already holds not less than 30% but not more than 50% of the combined votes which would be cast on a joint electorate action, acquired, or acquires voting rights over, any shares which increase the percentage of votes which such person(s) could cast on a joint electorate action, such shares acquired would be disenfranchised; that is, the owner of those shares could cease to have any economic or voting rights on those shares, unless an offer for all the shares in Carnival Corporation & plc at a price equivalent to that applicable to the acquisition is made by the person or group. These takeover restrictions would not apply to:

•	acquisitions of shares of the other company by either Carnival Corporation or us (and our respective subsidiaries);

•	to the extent such restrictions are prohibited by applicable law and regulations;

•	any acquisition by the Arison family and various trusts for their benefit within the thresholds described below; and

•	any acquisition by Carnival Corporation (or its subsidiaries) pursuant to a mandatory exchange.

There are some exceptions to these provisions in the case of the Arison family and trusts for their benefit, which as of January 22, 2016, together, hold approximately 21% of the total voting power of Carnival Corporation & plc. The Arison family and various trusts for their benefit can acquire shares in Carnival Corporation & plc without triggering these provisions provided that, as a result, their aggregate holdings do not increase by more than 1% of the voting power of Carnival Corporation & plc (having regard to the number of ordinary shares in Carnival plc and Carnival Corporation stock, and the equalization ratio) in any period of 12 consecutive months, subject to their combined holdings not exceeding 40% of the voting power of Carnival Corporation & plc.

United Kingdom Taxation Considerations

The following discussion is a summary of certain United Kingdom (“UK”) tax considerations relevant to the purchase, ownership and disposition of our shares. The summary is intended only as a general guide to current UK tax legislation and what is understood to be current practice of Her Majesty’s Revenue & Customs (“HMRC”). The summary is based on the tax laws of the UK as in effect on the date hereof and what is understood to be HMRC published practice as at the date hereof, all of which are subject to change or changes in interpretation, possibly with retroactive effect. The summary addresses only U.S. Holders, as described below, that will hold our shares as an investment and who are the absolute beneficial owners thereof, and use the U.S. dollar as their functional currency. It does not address the tax treatment of U.S. Holders subject to special rules, such as banks, dealers, insurance companies, tax-exempt entities, holders of 10% or more of the company’s voting shares, persons holding shares as part of a hedging, straddle, conversion or constructive sale transaction nor (save where indicated) persons who are resident in the UK or persons that conduct a business or have a permanent establishment in the UK. For the avoidance of doubt, the summary also does not discuss U.S federal, state or local tax laws, or the tax laws of other countries. Prospective purchasers of our shares are advised to consult their own tax advisers concerning the tax consequences under UK law or any other applicable law of the acquisition, ownership and disposition of the shares.

This summary does not consider your particular tax circumstances. It is not a substitute for tax advice. We urge you to consult your own tax advisors about the tax consequences to you in light of your particular circumstances of purchasing, owning and disposing of our shares.

As used in this summary, the term “U.S. Holder” means a beneficial owner of our shares that is (i) a citizen or individual resident of the United States, as determined for U.S. federal income tax purposes, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation without regard to the source or (iv) a trust if a U.S. court has primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. If a partnership (or an entity taxable as a partnership for U.S. federal income tax purposes) holds our shares, the tax consequences to a partner will generally depend on the status of the partner and the activities of the partnership. A U.S. person that is a partner in a partnership (or an entity taxable as a partnership for U.S. federal income tax purposes) holding our shares should consult its own tax advisors.

Dividends

The UK-U.S. double taxation treaty which is currently in force may restrict the rate of withholding of UK tax in respect of dividends. However, under current UK legislation, we are not required to withhold or deduct any UK tax from dividends paid by us on our shares.

U.S. Holders may be subject to non-UK taxation on dividend income under local laws. U.S. Holders should consult their own tax advisors concerning tax liabilities on dividends.

Taxation of Disposals

A U.S. Holder who is not resident in the UK will not generally be subject to UK taxation on the disposal or deemed disposal of our shares unless they are carrying on a trade, profession or vocation in the UK through a branch or agency (or, in the case of a corporate U.S. Holder, a permanent establishment) in connection with which our shares are used, held or acquired.

A U.S. Holder who is an individual, who has ceased to be resident for tax purposes in the UK, having been resident in the UK for four out of seven UK tax years immediately preceding the tax year of departure, or is treated as resident outside the UK for purposes of the UK-U.S. double taxation treaty (“Treaty non-resident”) for a period of five years or less (or, for departures before April 6, 2013, ceases to be resident or ordinarily resident or becomes Treaty non-resident for a period of less than five years) and who disposes of all or part of his shares during that period may be liable for capital gains tax on his return to the UK, subject to any available exemptions or reliefs.

UK Stamp Duty and Stamp Duty Reserve Tax

Transfers of shares

Stamp duty reserve tax at a rate of 0.5% of the consideration will generally be payable on any agreement to transfer our shares or any interest in our shares unless an instrument transferring the shares is executed and duly stamped within six years of the agreement to transfer, when stamp duty reserve tax paid will be refundable and any stamp duty reserve tax not paid will cease to be due. Stamp duty reserve tax is due whether or not the agreement or transfer is made or carried out in the UK and whether or not any party to that agreement or transfer is a UK resident.

Purchases of our shares completed by execution of a stock transfer form will, generally, give rise to a charge to UK stamp duty at the rate of 0.5% (rounded up to the nearest £5) of the actual consideration paid.

Paperless transfers under the CREST paperless settlement system will generally be liable to stamp duty reserve tax at the rate of 0.5% of the consideration, and not to stamp duty.

Stamp duty reserve tax is generally the liability of the purchaser and UK stamp duty is usually paid by the purchaser or transferee.

Subject to what is stated in the paragraph immediately below, UK stamp duty or stamp duty reserve tax will, subject to exceptions, be payable in respect of shares issued or transferred (i) to, or to a nominee for, a person whose business is or includes the provision of clearance services or (ii) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts. For this purpose, the current rate of stamp duty and stamp duty reserve tax is 1.5%, rounded up, in the case of stamp duty, to the nearest £5. The rate is applied, in each case, to the amount or value of the consideration or, in some circumstances, to the value of the shares.

Following recent litigation, HMRC have confirmed that they will no longer seek to apply the 1.5% stamp duty or stamp duty reserve tax charge on an issue of UK shares into a clearance service or depository receipt system. However, HMRC’s view in relation to transfers of shares into a clearance service or depository receipt system (wherever located) is that the 1.5% stamp duty or stamp duty reserve tax will continue to apply unless the transfers are an integral part of an issue of share capital, and that view is currently the subject of a group litigation process. Accordingly, specific professional advice should be sought before incurring the cost of the 1.5% stamp duty or stamp duty reserve tax charge in any circumstances.

UK Inheritance Tax

An individual who is domiciled in the United States for the purposes of the UK-U.S. estate tax treaty and who is not a national of the UK will generally not be subject to UK inheritance tax in respect of our shares on the individual’s death or on a gift of shares during the individual’s lifetime provided that any applicable U.S. federal gift or estate tax liability is paid. However, special rules apply, broadly, in the following circumstances, namely where the shares (i) are part of the business property of a UK permanent establishment of an enterprise, or (ii) pertain to a UK fixed base through which the individual performs independent personal services, or (iii) are comprised in a settlement (unless, at the time of settlement, the settlor was domiciled in the United States and was not a national of the UK). In the exceptional case where the shares are subject both to UK inheritance tax and to U.S. federal gift or estate tax, the UK-U.S. estate tax treaty generally provides for the tax paid in the UK to be credited against tax payable in the U.S., or for tax paid in the U.S. to be credited against tax payable in the UK, based on the priority rules set out in the treaty.

PLAN OF DISTRIBUTION

We, Carnival Corporation or Carnival Investments Limited may sell the offered ordinary shares (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

Sales of ordinary shares also may be effected from time to time in one or more types of transactions (which may include block transactions, special offerings, exchange distributions, distributions or purchases by a broker or dealer) on the LSE or another securities exchange or automated trading and quotation system on which our ordinary shares are listed, in the over-the-counter market, in hedging or derivatives transactions, negotiated transactions, through options transactions relating to our ordinary shares (whether these options are listed on an options exchange or otherwise), through the settlement of short sales or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve underwriters, brokers or dealers.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP. The validity of our ordinary shares and certain other matters with respect to the laws of England and Wales have been passed upon for Carnival plc by Freshfields Bruckhaus Deringer LLP.

Paul, Weiss, Rifkind, Wharton & Garrison LLP also serves as counsel to Micky Arison, who is the chairman of us and Carnival Corporation, and other Arison family members and trusts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the joint Annual Report on Form 10-K of Carnival Corporation & plc for the year ended November 30, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

26,900,000 ordinary shares

Carnival plc

PROSPECTUS SUPPLEMENT

February 1, 2016